Exhibit 99.1

Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
FIRST BANCORP REPORTS
FINANCIAL RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2007
San Juan, Puerto Rico, November 6, 2007 — First BanCorp (NYSE: FBP) (the “Corporation”) announced today its unaudited financial results for the quarter ended September 30, 2007. Net income for the quarter was $14.1 million, compared with $26.7 million in the same quarter of 2006 and $23.8 million in the second quarter of 2007. Basic and diluted earnings per common share (EPS) for the quarter ended September 30, 2007 were $0.05, compared with $0.20 for the quarter ended September 30, 2006, and $0.16 for the quarter ended June 30, 2007. Total stockholders’ equity increased by approximately $184.6 million as of September 30, 2007 as compared to December 31, 2006.
Commentary and Outlook
Luis M. Beauchamp, Chairman of the Board and Chief Executive Officer, made the following statements related to the quarterly results and future prospects of the Corporation:
“1.	The decrease in the consolidated net income for the third quarter of 2007 as compared to the same period in 2006 was mainly driven by:
a.	A decline of $17.7 million in net interest income caused principally by:
i.	A negative change in the unrealized non-cash valuation of $10.2 million related to derivative instruments and hedging activities.

ii.	An increase in non-accruing Puerto Rico residential mortgage loans and the classification as non-accrual of a $60.5 million relationship in a construction loan previously reported. This loan relationship was placed in non-accrual status as of June and early July 2007.

b.	An increase of $13.7 million in the provision for loan losses that includes a specific provision of $8.1 million allocated to cover potential losses as calculated pursuant to an impairment analysis of the value of the collateral securing the $60.5 million loan referenced above.
2.	In general terms, the results of the third quarter continue to be a reflection of the difficult economic conditions we are currently facing in the U.S. and Puerto Rico. Notwithstanding this situation, we believe that there are positive signs for the subsequent periods:
a.	In terms of interest rate risk exposure, the balance sheet is liability sensitive. That is, the net interest income is expected to increase in line with the fed funds rate reduction of 75 basis points since September 18 and the expectation of further rate reductions in the short end of the yield curve. Given our approximately $5 billion fixed-rate investment portfolio, and assuming a return to normalcy of the yield curve structure, net interest income (NII) has the potential of increasing by approximately $12.5 million dollars annually for each 25 basis point rate cut.
However, if short and long term rates fall in a parallel fashion, the exercise of embedded call options by counterparts on Agency securities held by the Corporation would reduce the investment portfolio (assuming no reinvestment), and thus the expected improvement in NII.
b.	In terms of non-accrual loans, the Corporation has initiated a loss mitigation program. The level of non performing loans has increased in two main segments of the loan portfolio; 1) residential mortgage loans in Puerto Rico, which increased by $73.8 million during 2007; and 2) the condo conversion loan portfolio in the Miami Agency, which experienced an increase of $60.5 million due to the single loan relationship previously referred to that was classified as non-performing.

The current economic situation in Puerto Rico is adversely impacting the ability of Puerto Rican families to satisfy their financial obligations on a current basis. In an effort to help property owners avoid losing their homes and reduce the increase in non-performing mortgage loans, the Bank recently initiated a program to refinance mortgage loans of those individuals who can afford to modify their loans. Thus far, the Corporation has had a positive experience with this program. The Corporation expects that the results of the program will be evident in subsequent quarters once a pattern of current loan payments supports transfer of the loans from non-performing status.
It is important to mention that more than 90% of the Corporation’s residential mortgage loan portfolio are fixed-rate fully amortizing, full documentation loans that have a lower risk than the typical sub-prime loans that has shaken up the U.S. real estate market. The Corporation has never been active in the negative amortization loans or option adjustable rate mortgage loans (ARM’s) including ARM’s with teaser rates. Regarding the Miami Agency portfolio, the condo conversion loan portfolio has decreased through repayment from approximately $650 million as of May 2006 to approximately $337 million as of September 30, 2007. Management has been closely monitoring this portfolio and management believes, based on the last recent portfolio review, that no additional collateral impairment is required. In terms of the $60.5 million condo-conversion relationship that went into non-performing status, management has been working diligently in the work-out plan developed when the problem was identified. I feel cautiously optimistic that outstanding balances might decline relatively soon.
c.	As we look at our core banking business, the Corporation continues to perform well within the current economic environment. The Corporation originated $2.8 billion in loans for the first nine months of the year. Based on current information, the pipeline for new originations in the fourth quarter should perform at the same quarterly rate as the first three quarters of 2007. We will open two new branches in Puerto Rico before the end of 2007, expanding our network to 49 branches. Our market share in key businesses in Puerto Rico has improved during the first six months of 2007. Based on data from the Office of the Commissioner of Financial Institutions of Puerto Rico, in the segment of total commercial loans, we are number two, with approximately 19.8% share and in total auto loans we hold the number 2 position with more than 19% share. In the total deposit segment, discounting brokered certificates of deposit, we grew 10% in the second quarter, outpacing the market which grew only 2% for the same period. And, our internal studies show our brand recall continues to strengthen, from number seven to number three during the last twenty-four months.
3.	Management is currently evaluating and implementing various strategic initiatives to enhance financial performance that include, among others:
a.	The consideration of the best use of available capital in excess of regulatory requirements.

b.	The implementation of a business rationalization program containing expense cuts and revenue enhancement of current businesses that are expected to contribute to the income stream of approximately $13 million in 2008 on a pre-tax basis;

c.	A voluntary separation program just approved by the Corporation’s Board of Directors, where approximately 4% of the labor force is eligible for separation under this program. Savings in staff costs of approximately $3.3 million are expected in 2008 on a pre-tax basis;

d.	Continue evaluating non-core products and services for divestiture while strengthening the core banking businesses.”
Mr. Beauchamp concluded his remarks by stating that “Considering the initiatives to be implemented the business prospects for the fourth quarter and 2008 are encouraging. The Corporation’s management and the Board of Directors are determined to continue to manage the income producing assets, effectively implement the strategic initiative and maximize shareholder value.”
Fernando Scherrer, Chief Financial Officer of the Corporation, added “We are excited to be able to report complete quarterly financial information in a timely manner this quarter. This is the first time since the first quarter of 2005 that First BanCorp expects to file its quarterly report on

Form 10-Q on time. Being able to file current financial information has been a great challenge and I am proud of all the employees who have made this possible.”
Analysis of Third Quarter and Year-to-Date
The Corporation’s financial performance for the third quarter of 2007, as compared to the same period in 2006, was principally impacted by the following items (on a pre-tax basis):
•	A decrease of $17.7 million in net interest income for the third quarter of 2007 compared with the same quarter in the previous year, mainly driven by negative fluctuations resulting from the accounting of the fair value of financial instruments, in particular interest rate swaps not designated or not qualifying for fair value hedge accounting under SFAS 133 in 2006, declining loan yields relating to a higher balance of loans in non-accrual status (mainly Puerto Rico residential mortgage loans), and the continued flat-to-inverted yield curve;

•	An increase of $13.7 million in the provision for loan and lease losses, which was mainly driven by an additional provision of $8.1 million to the Corporation’s specific loan loss reserve as a result of an impairment in the collateral of a commercial relationship of the Corporation’s Miami Agency ( the “Miami Agency”) and by higher loan charge-offs and non-performing loans due to weak economic conditions in Puerto Rico;
The aforementioned factors were partially offset mainly by:
•	An increase of $15.9 million in non-interest income, mostly driven by income in the amount of $15.1 million related to the indemnity of expenses related to the settlement of the class action lawsuit brought against the Corporation;

•	A decrease of $6.8 million in other-than-temporary impairment charges related to its equity securities; and

•	A decrease of $5.0 million in income tax expense due to a lower level of taxable income.

For the nine months ended September 30, 2007, the Corporation’s net income totaled $60.8 million, or $0.36 per common share (basic and diluted). Net income for the same period in 2006 was $62.3 million, or $0.39 per common share (basic and diluted).
Results for the three- and nine-month periods ended September 30, 2007 and 2006 included one-time expenses of approximately $0.8 million and $9.3 million and $5.1 million and $16.5 million, respectively, in legal, accounting and consulting fees related to the restatement process and other matters. Further reduction in non-interest expenses is expected as the Corporation continues to move forward with its business strategies without the distraction of restatement-related matters and legal issues. In addition, results for the three- and nine-month periods ended September 30, 2007 and 2006 included $(6.6) million and $(5.8) million and $3.6 million and $(64.5) million, respectively, of non-cash net gains (losses) resulting from the valuation of derivatives, basis adjustments on fair value hedges and the valuation of financial liabilities elected to be measured at fair value under the provisions of SFAS 159 (the “valuation changes”).
This press release should be read in conjunction with the accompanying exhibit tables which are an integral part to this report.
Net interest income
Net interest income for the quarter ended September 30, 2007 was $105.0 million as compared to $122.7 million for the same period in 2006. During 2007 and 2006, net interest income was negatively impacted by the valuation changes and hedging activities. The Corporation recorded a net unrealized loss in valuation changes of $(6.6) million for the third quarter of 2007, compared to a net unrealized gain of $3.6 million for the same period in 2006. The negative fluctuation for the third quarter of 2007, as compared to the same period in 2006, is mainly related to certain interest rate swaps that economically hedged brokered CDs that were not designated or did not qualify for fair value hedge accounting under SFAS 133 in 2006. The Corporation recorded an unrealized gain of approximately $10.9 million for the third quarter of 2006 on the above noted interest rate swaps not designated for fair value hedge accounting in 2006. The Corporation decided to early adopt SFAS 159 for the callable brokered CDs and a portion of its callable fixed medium-term notes (“elected liabilities”) in January 2007, thus unrealized gains or losses on the fair value of derivative instruments were partially offset by changes in the fair value of elected liabilities under SFAS 159.
Excluding the valuation changes, net interest income would have been $111.6 million and $119.1 million for the three-month periods ended September 30, 2007 and 2006, respectively, a decrease of $7.5 million. The decrease in net interest income, excluding valuation changes, for the third quarter of 2007 was mainly driven by declining loan yields due to higher balances of loans in non-accrual status (mainly Puerto Rico residential mortgage loans), the continued flat-to-inverted yield curve and to a lesser extent a reduction in the Corporation’s average interest-earning assets of $1.6 billion, or 8%, as compared to the same period for 2006. The decrease in average interest-earning assets for the quarter ended September 30, 2007 compared to the same period a year ago resulted mainly from a decrease of $2.0 billion in average investments, in particular short-term investments and mortgage-backed securities, partially offset by an increase in average loans of $411.3 million. The loan repayment of $2.4 billion received during the second quarter of 2006 from a local financial institution was initially invested in short-term investments and subsequently was used mainly to pay down maturing brokered CDs during the latter part of the third quarter of 2006, thus deleveraging the balance sheet. This decision allowed the Corporation to protect its net interest margin from further compression, since most of the brokered CDs are tied to short-term rates that would have repriced at higher rates causing additional negative carry in the investment portfolio. Notwithstanding the decrease in net interest income in absolute terms, the Corporation has been able to maintain its net interest margin.
Net interest margin remained relatively in line at 2.67% (on a tax equivalent basis) for the third quarter ended September 30, 2007, compared to 2.65% (on a tax equivalent basis) for the same period in 2006 as decreases in the yield of loans mainly attributable to increases in non-accrual balances were offset by higher margins on investment securities and the relatively unchanged overall cost of funds when comparing both periods. The Corporation was able to maintain a flat overall cost of funding due to the repayment of repurchase agreements and the redemption of its $150 million medium-term notes which carried a cost higher than the overall cost of funding. This was partially offset by the increase in the cost of funds for time deposits, principally brokered CDs, as short-term rates during the third quarter of 2007 were slightly higher than those experienced during the third quarter of 2006, in particular due to the recent spike in the 3-month LIBOR during

August and early September of 2007. Higher yields on investment securities were attributable in part to the sale of lower yielding securities during the third quarter of 2007. Proceeds from the sale of securities were used to pay down repurchase agreements that carried a higher cost than the yields of the securities sold. During the second and third quarters of 2007 the Corporation temporarily invested in short-term investments a portion of the proceeds from newly-issued brokered CDs in anticipation of expected maturities during the latter part of the year. The short-term investments carried a yield slightly lower than the cost of the brokered CDs, thus, affecting the net interest margin rate. The flat-to-inverted yield curve continued to put pressure on the return on earning assets as funding costs of liabilities tied to short-term rates remained higher than yields on long-term assets such as mortgage-backed securities.
The exclusion of changes in the fair value of derivative instruments, including the ineffective portion of designated hedges after adoption of fair value hedge accounting, the basis adjustment amortization or accretion, and the changes in the fair value of SFAS 159 liabilities from net interest income provide additional information about the Corporation’s net interest income and facilitate comparability and analysis. The changes in the fair value of the financial instruments, the basis adjustment, and the changes in the fair value of SFAS 159 liabilities have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively, or on interest payments exchanged with swap counterparties. In addition, since the Corporation intends to hold the interest rate swaps that economically hedge assets or liabilities until they mature because, economically, these are satisfying their intended results, the unrealized changes in fair value will reverse over the remaining lives of the swaps.
The net interest income for the quarter ended September 30, 2007 decreased by $12.2 million, or 10%, compared to the second quarter of 2007. The decrease was principally the result of a net unrealized loss in valuation changes of $6.6 million compared to a $1.2 million net unrealized gain for the second quarter of 2007 and to margin compressions from higher loans in non-accruing status (mainly Puerto Rico residential mortgage loans). The negative fluctuation is principally attributable to the fair value of certain derivative instruments, named as “referenced interest rate caps”, that the Corporation bought in 2004 to mainly hedge risk inherent on certain mortgage-backed securities bought from a local financial institution, as the yield on such mortgage-backed securities is a variable rate limited to the weighted-average coupon of the underlying residential mortgage loans. The referenced interest rate caps in effect eliminated the yield cap on such securities, allowing the Corporation to receive up to 8% rather than the weighted-average coupon of the securities which is approximately 6%, thus providing some protection against rising interest rates. The unrealized loss on the referenced interest rate caps for the third quarter of 2007 amounted to $4.6 million compared to an unrealized gain of $5.0 million for the second quarter of 2007. Excluding the valuation changes, net interest income was $111.6 million for the quarter ended September 30, 2007 as compared to $116.1 million for the quarter ended June 30, 2007. Net interest margin ratios decreased to 2.67% (on a tax equivalent basis) for the quarter ended September 30, 2007 as compared to 2.88% (on a tax equivalent basis) for the quarter ended June 30, 2007. The decrease versus the trailing quarter is mainly attributable to the temporary increase in lower yielding money market instruments, purchased with a portion of the brokered CDs that were issued in anticipation of maturities due in the latter part of third quarter of 2007 and to a higher balance of loans in non-accrual status (mainly Puerto Rico residential mortgage loans).
Provision for loan and lease losses
The provision for loan and lease losses for the quarter ended September 30, 2007 was approximately $34.3 million (157% of net charge-offs for the period) compared to $20.6 million (127% of net charge-offs for the period) for the same period in 2006 or an increase of $13.7 million. The increase in the provision for 2007 was primarily due to an impairment of $8.1 million on construction loans (“condo conversion” loans), with an aggregate principal balance of $60.5 million, extended to a single borrower through the Miami Agency and was based on an updated impairment analysis that incorporated new appraisals coupled with increases in non-accruing loans and charge-offs and the growth of the Corporation’s commercial loan portfolio (other than secured commercial loans to local financial institutions). The increase in non-accrual loans and charge-offs during 2007, as compared to the third quarter of 2006, is attributed to weak economic conditions in Puerto Rico. In addition, the higher provision for loan and lease losses during 2007 resulted from increases in the general valuation allowance of its construction and auto loans portfolio due to deteriorating economic conditions and recent trends in delinquencies and losses.

The $60.5 million relationship comprises four “condo conversion” loans that the Corporation had placed in non-accrual status during the second and third quarters of 2007 and had determined that no impairment was necessary during the second quarter; such analysis was based on the appraisals used for the granting of the loans. The Corporation requested new appraisals that showed some collateral deficiency in the value of the collateral as compared to the Corporation’s recorded investment in the loans. The impairment is mainly attributed to the current stage of completion of two of the four condominium properties, which serve as the underlying collateral. At this stage, the projects are significantly vacant and the value of the collateral as appraised on an “as rented” basis is below the Corporation’s recorded investment in the loans. The condo conversion loans typically required less extensive renovation efforts and are fully funded at the outset and paid down as the condominium units are sold. The borrower in this relationship experienced financial difficulties that were aggravated by factors such as property taxes and insurance increased assessments, tightening credit origination standards, overbuilding in certain areas and general market conditions in the United States. The Miami Agency has been working with authorized representatives of the borrower for purposes of protecting the Corporation’s collateral and obtaining optimal recovery of the outstanding loans.
Although these factors can affect the performance of other construction loan relationships originated through the Miami Agency, the Corporation expects the portfolio to remain stable because of overall comfortable loan-to-value ratios coupled with a group of strong developers. In terms of the Florida market, the Corporation is not exposed to high-end development areas. The Corporation lends money for condo-conversions in the affordable market segment, and the collateral values of such properties have been more stable that in the high-end development areas. The Corporation’s Miami Agency loans, except for the aforementioned relationship, continue to perform adequately, although at slower absorption rates. As of September 30, 2007, there is no other adversely classified loan in the Miami Agency. If absorption rates on condo conversion loans are so low that returning the property to rental property is more beneficial, the Corporation’s data shows that the rental market has not suffered significant decreases. Given more conservative underwriting standards of the banks in general and reduction of market participants in the lending business, the Corporation believes that the rental market will grow and rental properties will hold their values. The total exposure to condo conversion loans at

September 30, 2007 amounted to $337 million. This exposure has decreased significantly ($159 million in repayments for the nine-month period ended September 30, 2007).
The Corporation’s net charge-offs for the third quarter of 2007 were $21.8 million or 0.77% of average loans on an annualized basis, compared to $16.2 million or 0.60% of average loans on an annualized basis for the same period in 2006. The increase in net charge-offs for the 2007 period, compared to 2006, was mainly associated with the Corporation’s finance lease portfolio as well as commercial loans due to higher delinquency levels experienced during 2007 and to significantly higher recoveries on loans during the third quarter of 2006.
The following table presents annualized charge-offs to average loans held-in-portfolio:

	Annualized Net Charge-Offs to Average Loans By Loan Type
	For the Year Ended	For the Quarter Ended	For the Quarter Ended	For the Quarter Ended	For the Nine-Month Period Ended
	December 31, 2006	March 31, 2007	June 30, 2007	September 30, 2007	September 30, 2007
Residential mortgage loans	0.04%	0.02%	0.15%	0.01%	0.06%
Commercial and Construction loans	0.04%	0.19%	0.16%	0.19%	0.18%
Consumer loans*	2.90%	3.47%	3.31%	3.56%	3.45%
Total loans	0.55%	0.78%	0.75%	0.77%	0.77%

*	Includes Lease Financing
Given the economic conditions in Puerto Rico over the last couple of years, the Corporation, beginning in late 2005, implemented stricter underwriting standards resulting in minimal growth of the auto and consumer portfolios. Due to this factor, the Corporation expects lower level of losses in future years for these portfolios.
Non-interest income
Non-interest income for the third quarter of 2007 amounted to $23.9 million, compared to $8.0 million for the same period in 2006, an increase of $15.9 million. Non-interest income increased $13.0 million when compared to June 30, 2007. The increase in non-interest income during the third quarter of 2007 compared to the same period in 2006 was mainly attributable to the following principal factors:
•	Income recognition of approximately $15.1 million related to the indemnity of expenses related to the settlement of the class action lawsuit brought against the Corporation.

•	A decrease of $6.8 million in other-than-temporary impairment charges related to the Corporation’s equity securities portfolio, as compared to the third quarter of 2006. This positive variance was partially offset by aggregate realized losses of $0.75 million on the sale of $300 million of 10-Year U.S. Treasury investment securities and $113 million of FNMA mortgage-backed securities, compared to a realized gain of $3.1 million for the same quarter a year ago. An intra-quarter decrease in interest rates provided market opportunities to sell securities having a weighted average yield of 4.55%, which was below the Corporation’s cost of funds. The sales resulted in the reduction of the negative spread, thus contributing to the improvement of the net interest margin.

•	Non-interest income was also adversely affected by a $1.0 million unrealized gain recognized during the third quarter of 2006 on a derivative instrument that resulted from a previously reported profit and loss sharing agreement entered into with a local financial institution.
The increase of $13.0 million in non-interest income when comparing the results for the third quarter of 2007 to the second quarter of 2007 was attributable to the previously discussed reimbursement of approximately $15.1 million. The increase attributable to these payments was partially offset by higher other-than-temporary impairment charges on the portfolio of equity securities held for sale together with the aforementioned loss on the sale of investment securities for the third quarter of 2007, representing an increase of $1.7 million in the net loss on investments and impairments as compared to the second quarter of 2007.
Non-interest expenses
The Corporation’s non-interest expenses for the third quarter of 2007 increased by $2.0 million, or 3%, compared to the same period in 2006. Non-interest expenses increased by $1.5 million when compared to the quarter ended June 30, 2007. The increase in non-interest expenses for the third quarter of 2007 as compared to the third quarter of 2006 was mainly due to the following factors:

•	A $3.3 million increase in the deposit insurance premium expense due to the new assessment system adopted by the FDIC and effective in 2007. Although the Corporation had credits to offset the premium increase, these credits were mainly used against quarterly charges for the first and second quarters of 2007;

•	A $1.1 million increase in employees’ compensation and benefits expense primarily due to increases in the average compensation and related fringe benefits paid to employees, partially offset by a decrease in expenses related to the fair value of stock options granted to the Corporation’s CFO and Treasurer, who joined the Corporation in the third quarter of 2006; and,

•	A $1.2 million increase in occupancy and equipment expenses mainly attributable to increases in costs associated with the expansion of the Corporation’s branch network and loan origination offices.
The above increases were partially offset by the following decreases:
•	A decrease of $2.9 million in professional fees primarily attributable to lower legal, accounting and consulting fees due to the conclusion during the third quarter of 2006 of the internal investigation conducted by the Corporation’s Audit Committee and the restatement process. Further reduction in non-recurring professional service expenses is expected as the Corporation continues to move forward with its business strategies without the distraction of restatement-related matters and legal issues.

•	A decrease of $1.5 million in business promotion expenses for the third quarter of 2007. However, the Corporation expects to support several initiatives with new campaigns including deposit capture and mortgage originations during the fourth quarter of 2007.
The increase of $1.5 million in operating expenses for the third quarter of 2007 as compared to the second quarter of 2007 is mainly attributable to increases in the deposit insurance premium expense due to the new assessment system adopted by the FDIC during 2007 and the use of one-time credits available mainly in the first and second quarter of 2007. The increases were partially offset by lower business promotion expenditures during the third quarter of 2007.

Because of the ongoing challenges facing the financial services industry, management has continued developing cost saving strategies under its Business Rationalization Project. Based on the latest analysis, the Corporation expects cost reduction strategies to result in savings of approximately $16 million (pre-tax) during the year 2008. The cost reductions are expected to come from, among others, lower legal and consulting fees, a voluntary separation program, (later discussed in this press release under “Subsequent Event”), and other efficiencies in marketing programs, occupancy and energy, and operations.
Income taxes
Income tax expense amounted to $5.6 million for the third quarter of 2007 compared to $10.6 million in the same quarter of 2006. The decrease is mainly attributable to lower taxable income.
Financial Condition and Operating Data
The Corporation’s total assets as of September 30, 2007 amounted to $17.1 billion as compared to $17.4 billion as of December 31, 2006, a decrease of $303.2 million. The decrease in total assets as of September 30, 2007, compared to total assets as of December 31, 2006, was mainly the result of decreases in investment securities mainly attributable to the sale of $300 million of the 10-Year U.S. Treasury investment securities and $113 million of the FNMA mortgage-backed securities. The loan portfolio, net of the allowance, remained consistent with the amounts as of December 31, 2006 at $11.1 billion. Loan originations during the three and nine months ended September 30, 2007 were $860.3 million and $2.8 billion as compared to $965.6 million and $3.6 billion for the same periods in 2006.
As of September 30, 2007, total liabilities amounted to $15.7 billion, a decrease of $487.8 million as compared to $16.2 billion as of December 31, 2006. The decrease in total liabilities was mainly attributable to decreases in federal funds purchased and securities sold under repurchase agreements in line with decreases in investment securities and to the early redemption of the Corporation’s $150 million callable fixed-rate medium-term note during the second quarter of 2007. The Corporation’s decision to redeem the note was influenced by, among other things, the weighted-average cost of such note, which was above the Corporation’s weighted-average cost of funds.

The Corporation’s stockholders’ equity amounted to $1.4 billion as of September 30, 2007, an increase of $184.6 million compared to the balance as of December 31, 2006. The increase in stockholders’ equity as of September 30, 2007 mainly consist of after-tax adjustments to beginning retained earnings of approximately $91.8 million as part of the adoption of SFAS 159, net income of $60.8 million for the nine-month period ended September 30 2007, and net proceeds of approximately $92.0 million from the issuance to the Bank of Nova Scotia of 9.250 million shares of common stock on August 2007. The increase was partially offset by cash dividends of $48.3 million declared during the nine-months of 2007 and other comprehensive losses of $11.8 million associated with the valuation of the Corporation’s available-for-sale securities portfolio.
Total non-performing loans as of September 30, 2007 amounted to $404.7 million compared to $252.1 million as of December 31, 2006. The increase in non-performing loans was mainly attributable to the previously described classification as non-accrual of one loan relationship in the Miami Agency of approximately $60.5 million, and the continued increase in non-performing residential real estate loans in Puerto Rico of approximately $81.6 million, as compared to the balance as of December 31, 2006.
Mortgage Loans Exposure
The Corporation’s residential mortgage loan portfolio amounted to $3.0 billion or approximately 27% of the total loan portfolio. The Corporation’s residential mortgage portfolio consists of Puerto Rico loans (74%), United States mainland loans (12%) and Virgin Islands loans (14%). The proportion of residential mortgage loans to total loans has increased over time as the Corporation has committed substantial resources to its mortgage banking activities. More than 90% of the Corporation’s residential mortgage loan portfolio consist of fixed-rate, fully amortizing, full documentation loans that have a lower risk than the typical sub-prime loans that have already affected the U.S. real estate market. The Corporation has never been active in negative amortization loans or option adjustable rate mortgage loans (ARM’s) including ARM’s with teaser rates. Deteriorating economic conditions in Puerto Rico have caused a significant increase in the levels of non-performing residential mortgage loans, increasing from $114.8 million as of December 31, 2006 to $196.4 million as of September 30, 2007, an increase of

71%. Historically, the Corporation has experienced the lowest rate of losses on its residential real estate portfolio as the real estate market in Puerto Rico has not shown declines in the market value of properties and the overall comfortable loan-to-value ratios (refer to Table 7). The annualized ratio of residential mortgage loans net charge-offs to average mortgage loans was 0.06% for the nine-month period ended September 30, 2007.
The Corporation may experience additional increases in the volume of its non-performing residential mortgage loan portfolio due to Puerto Rico’s current economic recession caused in part by Government budgetary matters and political issues. The Corporation started during the third quarter of 2007 a loan loss mitigation program providing homeownership preservation assistance. The Corporation has completed approximately 98 loan modifications, related to residential mortgage loans with an outstanding balance of $16.4 million before the modification, that involve changes in one or more of the loan terms that bring a defaulted loan current and provide sustainable affordability. Changes may include the refinancing of any past-due amounts, including interest and escrow, the extension of loans maturity and modifications to the loan rate. Loans modified through this program are generally maintained under non-performing status until there is reasonable assurance of repayment and the borrower has made payments over a sustained period.
Liquidity
The Corporation maintains a basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) well in excess of a 5% self-imposed minimum limit. As of the end of the third quarter 2007, the basic surplus ratio of 9.21% included un-pledged assets, Federal Home Loan Bank lines of credit, and cash. Access to regular and customary sources of funding have remained unrestricted, including the repurchase agreements market given the liquidity and credit quality of the securities held in portfolio and available to pledge.
The Corporation’s exposure to non-rated or sub-prime mortgage-backed securities is not-material; therefore it is not subject to liquidity threats stemming from such exposure, in the face of the recent housing and market crisis.

Credit Ratings
On September 26, 2007, Moody’s Investors Service changed the rating outlook of FirstBank Puerto Rico to stable from negative. The bank is rated D+ for financial strength and Ba1 for long-term deposits. The outlook change followed the filing of First BanCorp’s quarterly reports on Form 10-Q for the first and second quarter of 2007 with the SEC.
Subsequent Event
On October 24, 2007, the Corporation’s Board of Directors approved a voluntary separation program for eligible employees meeting predefined qualification criteria. There are approximately 110 employees eligible for this program and the estimated cost to cover the benefits to be paid is approximately $4.0 million. The Corporation estimates that the annual cost savings will approximate $3.3 million as a result of the voluntary separation program. Since the program is voluntary and was approved in October, no accrual was made in the third quarter of 2007. The benefits to be paid will be accrued at the time the eligible employees accept the offer of voluntary separation, which according to the program must be no later than November 30, 2007 with employment terminating no later than March 31, 2008.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly Unibank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 153 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New

York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
This press release may contain “forward-looking statements” concerning First BanCorp’s (the “Corporation”) future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, the deteriorating economic conditions in Puerto Rico, interest rate risk relating to the secured loans to Doral Financial Corporation and R&G Financial Corporation, the continued repayment by Doral and R&G Financial of their outstanding loans, the impact on net income of the reduction in net interest income resulting from the repayment of a significant amount of the commercial loans to Doral, the impact of the consent orders on the Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent orders, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the ability to fund operations, changes in the interest rate environment, the deteriorating regional and national economic conditions, including the risks arising from credit and other risks of the Corporation’s lending and investment activities, particularly the condo conversion loans in its Miami Agency, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Exhibits of Results for the Quarter Ended September 30, 2007 and 2006, and the Nine Months Ended September 30, 2007 and 2006
Table 1. Selected Financial Data
(In thousands, except for per share and financial ratios)

	Quarter ended		Nine-Month Period Ended
	September 30,		September 30,
	2007	2006	2007	2006
Condensed Income Statements:
Total interest income	$295,931	$317,711	$900,387	$989,859
Total interest expense	190,902	195,009	560,708	668,100
Net interest income	105,029	122,702	339,679	321,759
Provision for loan and lease losses	34,260	20,560	83,802	49,290
Non-interest income	23,920	8,045	50,645	20,416
Non-interest expenses	74,952	72,940	227,770	215,718
Income before income taxes	19,737	37,247	78,752	77,167
Income tax expense	(5,595)	(10,565)	(17,983)	(14,819)
Net income	14,142	26,682	60,769	62,348
Net income attributable to common stockholders	4,073	16,613	30,562	32,141
Per Common Share Results:
Net income per share basic	$0.05	$0.20	$0.36	$0.39
Net income per share diluted	$0.05	$0.20	$0.36	$0.39
Cash dividends declared	$0.07	$0.07	$0.21	$0.21
Average shares outstanding	87,075	83,254	84,542	82,694
Average shares outstanding diluted	87,317	83,337	84,958	83,054
Book value per common share	$9.34	$8.10	$9.34	$8.10
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	0.32	0.55	0.47	0.42
Interest Rate Spread (1)	2.15	2.14	2.28	2.35
Net Interest Margin (1)	2.67	2.65	2.83	2.83
Return on Average Total Equity	4.14	8.90	6.28	7.01
Return on Average Common Equity	1.99	10.31	5.50	6.72
Average Total Equity to Average Total Assets	7.78	6.20	7.47	5.99
Dividend payout ratio	159.00	35.08	59.33	54.33
Efficiency ratio (2)	58.13	55.79	58.35	63.04
Asset Quality:
Allowance for loan and lease losses to loans receivable	1.57	1.39	1.57	1.39
Net charge-offs (annualized) to average loans	0.77	0.60	0.77	0.51
Provision for loan and lease losses to net charge-offs	1.57	1.27	1.30	1.06
Other Information:
Common Stock Price: End of period	$9.50	$11.06	$9.50	$11.06

	As of September 30, 2007	As of December 31, 2006

Balance Sheet Data:
Loans and loans held for sale	$11,326,476	$11,263,980
Allowance for loan and lease losses	177,486	158,296
Money market and investment securities	5,227,818	5,544,183
Total assets	17,087,080	17,390,256
Deposits	11,535,147	11,004,287
Borrowings	3,788,344	4,662,271
Total common equity	864,086	679,453
Total equity	1,414,186	1,229,553

1-	On a tax equivalent basis (see discussion in Note 1 of Table 2 below).

2-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring items and changes in the fair value of derivative instruments and financial instruments measured at fair value under SFAS 159.

Table 2. Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities

Quarter ended September 30,	Average volume		Interest Income (1) / expense		Average rate (1)
	2007	2006	2007	2006	2007	2006
	(Dollars in thousands)
Interest-earning assets:
Money market investments	$743,628	$2,300,294	$9,418	$31,435	5.02%	5.42%
Government obligations (2)	2,781,044	2,825,929	40,694	41,202	5.81%	5.78%
Mortgage-backed securities	2,220,250	2,598,632	27,954	31,407	5.00%	4.79%
Corporate bonds	7,711	4,536	144	81	7.41%	7.05%
FHLB stock	43,919	22,998	802	383	7.24%	6.61%
Equity securities	7,033	28,973	—	—	—	—

Total investments (3)	5,803,585	7,781,362	79,012	104,508	5.40%	5.33%

Residential real estate loans	2,942,505	2,676,886	47,093	44,176	6.35%	6.55%
Construction loans	1,469,983	1,552,151	30,070	34,526	8.12%	8.83%
Commercial loans	4,767,201	4,513,941	90,528	87,429	7.53%	7.68%
Finance leases	384,302	333,170	8,350	7,397	8.62%	8.81%
Consumer loans	1,713,625	1,790,141	50,587	54,532	11.71%	12.09%

Total loans (4) (5)	11,277,616	10,866,289	226,628	228,060	7.97%	8.33%

Total interest-earning assets	$17,081,201	$18,647,651	$305,640	$332,568	7.10%	7.08%

Interest-bearing liabilities:
Interest-bearing deposits	$11,429,146	$12,040,646	$142,186	$148,394	4.94%	4.89%
Other borrowed funds	3,183,421	4,448,880	39,383	56,849	4.91%	5.07%
FHLB advances	671,026	214,920	9,172	2,876	5.42%	5.31%

Total interest-bearing liabilities (6)	$15,283,593	$16,704,446	$190,741	$208,119	4.95%	4.94%

Net interest income			$114,899	$124,449

Interest rate spread					2.15%	2.14%
Net interest margin					2.67%	2.65%

Nine-month period ended September 30,	Average volume		Interest Income (1) / expense		Average rate (1)
	2007	2006	2007	2006	2007	2006
	(Dollars in thousands)
Interest-earning assets:
Money market investments	$526,564	$1,785,282	$20,084	$66,314	5.10%	4.97%
Government obligations (2)	2,715,495	2,850,894	120,237	128,679	5.92%	6.03%
Mortgage-backed securities	2,313,790	2,601,921	87,222	99,644	5.04%	5.12%
Corporate bonds	7,711	9,386	369	478	6.39%	7.23%
FHLB stock	43,183	27,322	2,004	1,644	6.20%	8.04%
Equity securities	9,244	29,935	3	213	0.04%	0.95%

Total investments (3)	5,615,987	7,304,740	229,919	296,972	5.47%	5.44%

Residential real estate loans	2,875,978	2,563,973	139,461	126,313	6.48%	6.59%
Construction loans	1,467,480	1,449,775	93,286	93,429	8.50%	8.62%
Commercial loans	4,759,132	5,938,545	271,231	313,102	7.62%	7.05%
Finance leases	378,134	314,381	24,929	21,119	8.81%	8.98%
Consumer loans	1,741,416	1,779,951	153,067	160,734	11.75%	12.07%

Total loans (4) (5)	11,222,140	12,046,625	681,974	714,697	8.12%	7.93%

Total interest-earning assets	$16,838,127	$19,351,365	$911,893	$1,011,669	7.24%	6.99%

Interest-bearing liabilities:
Interest-bearing deposits	$10,780,277	$12,293,710	$394,498	$418,152	4.89%	4.55%
Other borrowed funds	3,553,621	4,812,494	134,853	174,582	5.07%	4.85%
FHLB advances	654,482	272,023	26,370	9,921	5.39%	4.88%

Total interest-bearing liabilities (6)	$14,988,380	$17,378,227	$555,721	$602,655	4.96%	4.64%

Net interest income			$356,172	$409,014

Interest rate spread					2.28%	2.35%
Net interest margin					2.83%	2.83%

(1)	On a tax equivalent basis. The tax equivalent yield was estimated by dividing the interest rate spread on exempt assets by (1 less Puerto Rico statutory tax rate (39% for 2007 and 43.5% for the Corporation’s Puerto Rico banking subsidiary in 2006 and 41.5% for all other subsidiaries in 2006)) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments (including the ineffective portion after the adoption of hedge accounting in the second quarter of 2006), unrealized gains or losses on SFAS 159 liabilities, and basis adjustment amortization or accretion are excluded from interest income and interest expense for average rate calculation purposes because the changes in valuation do not affect interest paid or received.

(2)	Government obligations include debt issued by government sponsored agencies.

(3)	Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

(4)	Average loan balances include the average of non-accruing loans, on which interest income is recognized when collected.

(5)	Interest income on loans includes $2.0 million and $4.3 million for the third quarter of 2007 and 2006, respectively, and $9.0 million and $11.3 million for the nine-month period ended September 30, 2007 and 2006, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

(6)	Unrealized gains and losses on SFAS 159 liabilities are excluded from the average volumes.

Table 3. Non-Interest Income

	Quarter ended		Nine-Month Period Ended
	September 30,		September 30,
(In thousands)	2007	2006	2007	2006
Other service charges on loans	$1,290	$1,228	$5,499	$4,181
Service charges on deposit accounts	3,160	3,025	9,536	9,580
Mortgage banking activities	1,125	1,595	2,238	1,447
Rental income	620	847	1,953	2,458
Insurance income	2,681	2,650	8,255	8,519
Other commissions and fees	62	63	191	1,399
Other operating income	3,026	3,720	9,296	10,130

Non-interest income before net loss on investments, income from indemnization agreements, net gain (loss) on partial extinguishment and recharacterization of secured commercial loans to local financial institutions and gain on sale of credit card portfolio	11,964	13,128	36,968	37,714

Net (loss) gain on sale of investments	(750)	3,056	(1,482)	5,431
Impairment on investments	(2,369)	(9,139)	(5,232)	(12,089)

Net loss on investments	(3,119)	(6,083)	(6,714)	(6,658)
Income from indemnization agreements	15,075	—	15,075	—
Gain (loss) on partial extinguishment and recharacterization of secured commercial loans to local financial institutions	—	1,000	2,497	(10,640)
Gain on sale of credit card portfolio	—	—	2,819	—

Total	$23,920	$8,045	$50,645	$20,416

Table 4. Non-Interest Expenses

	Quarter ended		Nine-Month Period Ended
	September 30,		September 30,
(In thousands)	2007	2006	2007	2006
Employees’ compensation and benefits	$33,995	$32,881	$103,719	$96,876
Occupancy and equipment	14,970	13,730	43,848	40,060
Deposit insurance premium	3,705	412	4,389	1,201
Other taxes, insurance and supervisory fees	5,593	5,028	15,633	12,963
Professional fees — recurring	3,628	2,350	10,373	8,488
Professional fees — non-recurring	845	5,058	6,105	16,456
Servicing and processing fees	1,672	1,682	5,047	5,634
Business promotion	2,973	4,513	12,767	12,611
Communications	1,999	2,293	6,396	6,761
Other	5,572	4,993	19,493	14,668

Total	$74,952	$72,940	$227,770	$215,718

Table 5. Loan Portfolio
Composition of the loan portfolio including loans held for sale at year-end.

	September 30,	December 31,	September 30,
(In thousands)	2007	2006	2006
Residential real estate loans	$3,003,285	$2,772,630	$2,694,190

Commercial loans:
Construction loans	1,470,933	1,511,608	1,533,409
Commercial real estate loans	1,292,723	1,215,040	1,180,631
Commercial loans	2,825,488	2,698,141	2,388,014
Loans to local financial institutions collateralized by real estate mortgages and pass-through trust certificates	647,827	932,013	960,970

Commercial loans	6,236,971	6,356,802	6,063,024

Finance leases	383,105	361,631	344,416

Consumer and other loans	1,703,115	1,772,917	1,790,323

Total loans	$11,326,476	$11,263,980	$10,891,953

Table 6. Non-Performing Assets

	September 30,	December 31,
(Dollars in thousands)	2007	2006
Non-accruing loans:
Residential real estate	$196,443	$114,828
Commercial, commercial real estate and construction	160,879	82,713
Finance leases	6,241	8,045
Consumer	41,087	46,501

	404,650	252,087

Other real estate owned	7,297	2,870
Other repossessed property	12,014	12,103

Total non-performing assets	$423,961	$267,060

Allowance for loan and lease losses	$177,486	$158,296
Allowance to total non-accruing loans	43.86%	62.79%
Allowance to total non-accruing loans, excluding residential real estate loans	85.24%	115.33%

Table 7. Net Charge-Offs Ratios to Average Loans

	2002	2003	2004	2005	2006
Residential real estate loans	0.09%	0.04%	0.02%	0.05%	0.04%
Commercial and construction loans	0.14%	0.17%	0.11%	0.10%	0.04%
Consumer loans (including finance leases)	3.15%	2.60%	2.25%	2.06%	2.90%
Total loans	0.87%	0.66%	0.48%	0.39%	0.55%
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